Exhibit 1.01

Conflict Minerals Report of 3D Systems Corporation

in Accordance with Rule 13p-1 of the Securities Exchange Act of 1934

This Conflict Minerals Report of 3D Systems Corporation (“3D Systems”) for the calendar year ended December 31, 2014 is being filed in accordance with Rule 13p-1 (“Rule 13p-1”) of the Securities Exchange Act of 1934. Please refer to Rule 13p-1, Form SD and Release No. 34-67716 for definitions of the terms used in this Conflict Minerals Report, unless otherwise defined herein.

In accordance with Rule 13p-1, upon conclusion of its good faith reasonable country of origin inquiry (“RCOI”), 3D Systems undertook due diligence intended to determine the conflict minerals status of raw materials used in its 3D-printing-centric design-to- manufacturing solutions, including 3D printers, print materials, on-demand custom parts services, and 3D digital design, scan-to-print, reverse engineering, inspection, sculpting and medical modeling and simulation applications. There is significant overlap between our RCOI efforts and the due diligence measures we performed. As a company in the 3D Printing industry, 3D Systems is several levels removed from the actual mining of conflict minerals. 3D Systems does not directly make purchases of raw ore or unrefined conflict minerals and makes no purchases in the Covered Countries. As described in our accompanying Form SD, we sought information from our direct suppliers, with those suppliers in turn seeking similar information within their supply chains to identify the original sources of necessary conflict minerals.

3D Systems due diligence measures were based upon, and designed to conform, in all material respects, with the due diligence framework established by the Organization of Economic Co-Operation and Development’s (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition.

Consistent with the OECD Guidelines, 3D Systems due diligence measures included:

•	Forming a multi-disciplinary conflict minerals working group to oversee compliance;
•	Establishing a conflict minerals policy;
•	Conducting a supply-chain survey with direct suppliers of material asking that they provide information on country of origin;
•	Performing a review of our products and finding that a limited number of products may contain tin, tantalum, tungsten, or gold; and
•	Recording the survey responses received in a database.

Our products that may contain one or more conflict minerals include 3D printers, print materials, on-demand custom parts services, and 3D digital design, scan-to-print, reverse engineering, inspection, sculpting and medical modeling and simulation applications. After exercising due diligence, the country of origin of conflict minerals contained within these products cannot be readily determined at this time. The facilities used to process the conflict minerals in these products are unknown. We are unable to determine this information with greater specificity at this time because our direct suppliers were unable to provide the information to us.

Due to the breadth and complexity of 3D Systems’ products and supply chain, many of our suppliers have not responded with verifications of the origin of materials supplied to 3D Systems. 3D Systems will continue to look for ways to strengthen its conflict minerals compliance program, including the processes outlined above.  In addition, we will continue to collaborate with our direct suppliers so that they and we are better able to track the sourcing of conflict minerals with greater precision. To accomplish this objective, 3D Systems will continue outreach and education efforts among the direct supplier base, particularly with respect to direct suppliers that are unable to provide greater transparency as to their own sourcing practices.  We encourage direct suppliers to source, when feasible, from smelters or refiners that are certified as conflict-free by an independent third party.

The information contained in this Conflict Minerals Report is available free of charge on our website at www.3dsystems.com. Other information contained in, and that can be accessed through the website, is not, and shall not be deemed to be, part of this Conflict Minerals Report or incorporated into any other filings we make with the SEC.